INVESTMENT MANAGEMENT CONTRACT

                  AGREEMENT made as of the 30th day of October, 1992, and amended and restated as of the 1st day of April, 1993, and the 6th day of December, 1994, and the 5th day of December, 1995 between TEMPLETON INCOME TRUST, a Massachusetts business trust (the "Trust"), on behalf of its series of shares called TEMPLETON MONEY FUND (the "Fund") and TEMPLETON INVESTMENT COUNSEL, INC., a Florida corporation (the "Investment Manager").
                  WHEREAS, this Contract was originally made between the Trust on behalf of the Fund and Templeton Global Bond Managers, Inc. ("TGBM");
                  WHEREAS, TGBM is being merged with and into the Investment Manager in a transaction that will not result in a change of actual control or management with respect to the Fund's investment management arrangements;
                  WHEREAS, the purpose of this amendment and restatement is to identify the Investment Manager as the investment manager hereunder as a result of said transaction;
                  NOW THEREFORE, in consideration of the mutual agreements herein made, the parties hereto understand and agree as follows:
                  (1) The  Investment  Manager  agrees,  during the life of this
Contract, to manage the investment and reinvestment of the Fund's assets consistent with the provisions of the Trust's Declaration of Trust and the investment policies adopted and declared by the Trust's Board of Trustees. In pursuance of the foregoing, the Investment Manager shall make all determinations with respect to the investment of the Fund's assets and the purchase and sale of its investment securities, and shall take all such steps as may be necessary to implement those determinations.
                  (2) The Investment Manager is not required to furnish any personnel, overhead items or facilities for the Fund.
                  (3) The Investment Manager shall be responsible for selecting members of securities exchanges, brokers and dealers (such members, brokers and dealers being hereinafter referred to as "brokers") for the execution of the Fund's portfolio transactions and, when applicable, the negotiation of commissions in connection therewith.
                  All recommendations, decisions and placements shall be made in accordance with the following principles:

                  1. Purchase and sale orders will usually be placed with brokers which are selected by the Investment Manager as able to achieve "best execution" of such orders. "Best execution" shall mean prompt and reliable execution at the most favorable security price, taking into account the other provisions as hereinafter set forth. The determination of what may constitute best execution and price in the execution of a securities transaction by a broker involves a number of considerations, including, without limitation, the overall direct net economic result to the Fund (involving both price paid or received and any commissions and other costs paid), the efficiency with which the transaction is effected, the ability to effect the transaction at all where a large block is involved, availability of the broker to stand ready to execute possibly difficult transactions in the future, and the financial strength and stability of the broker. Such considerations are judgmental and are weighed by the Investment Manager in determining the overall reasonableness of brokerage commissions; 2. In selecting brokers for portfolio transactions, the Investment Manager shall take into account its experience as to brokers qualified to achieve "execution," including brokers who specialize in any foreign securities held by the Fund; 3. The Investment Manager is authorized to allocate brokerage business to brokers who have provided brokerage and research services, as such services are defined in Section 28(e)(3) of the Securities Exchange Act of 1934 (the "1934 Act"), for the Fund and/or other accounts, if any, for which the Investment exercises investment discretion (as defined in Section 3(a)(35) of the 1934 Act) and, as to transactions as to which fixed minimum commission rates are applicable, to cause the Fund to pay a commission for effecting a securities transaction in excess of the amount another broker would have charged for that transaction, if the Investment Manager in making the selection in question determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker, viewed in terms of either particular transaction or the Investment overall responsibilities with respect to the Fund and the other accounts, if any, as to which it exercises investment discretion. In reaching such determination, the Investment Manager will not be required to place or attempt to place a specific dollar value on research or execution services of a broker or on the portion of any commission reflecting either of said services. In demonstrating that such determinations were made in good faith, the Investment Manager shall be prepared to show that all commissions were allocated and paid for purposes contemplated by the Fund's brokerage policy; that the research services provide lawful and appropriate assistance to the Investment Manager in the performance of its investment decision - making responsibilities; and that the commissions paid were within a reasonable range. The determination that commissions are within a reasonable range shall be based on any available information as to the level of commissions known to be charged by other brokers on comparable transactions, but there shall be taken into account the Fund's policies that (i) obtaining a low commission is deemed secondary to obtaining a favorable securities price, since it is recognized that usually it is more beneficial to the Fund to obtain a favorable price than to pay the lowest commission; and (ii) the quality, comprehensiveness and frequency of research studies that are provided for the Investment Manager are useful to the Investment Manager in performing its advisory services under this Contract. Research services provided by brokers to the Investment Manager are considered to be in addition to, and not in lieu of, services required to be performed by the Investment Manager under this Contract; 4. Purchases and sales of portfolio securities within the United States other than on a securities exchange shall be executed with primary market makers acting as principal except where, in the judgment of the Investment Manager, better prices and execution may be obtained on a commission basis or from other sources; and 5. Sales of the Fund's shares (which shall be deemed to include also shares of other companies registered under the Investment Company Act of 1940 (the "1940 Act") which have either the same investment manager or an investment manager affiliated with the Investment Manager) made by a broker are one factor among others to be taken into account in deciding to allocate portfolio transactions (including agency transactions, principal transactions, purchases in underwritings or tenders in response to tender offers) for the account of the Fund to that broker; provided that the broker shall furnish "best execution," as defined in paragraph 1 above, and that such allocation shall be within the scope of the Fund's other policies as stated above; and provided further, that in every allocation made to a broker in which the sale of Fund shares is taken into account, there shall be no increase in the amount of the commissions or other compensation paid to such broker beyond a reasonable commission or other compensation determined, as set forth in paragraph 3 above, on the basis of best execution plus research services, without taking account of or placing any value upon such sale of the Fund's shares. (4) The Fund agrees during the term of this Contract to pay to the Investment Manager the monthly pro-rated portion of an annual fee equivalent 0.35% of the first $200,000,000 of the Fund's average daily net assets, reduced for such assets over $200,000,000 to 0.30%, and further reduced for such assets in excess of $1,300,000,000 to 0.25%, the monthly portion in each case to be based on the Fund's average daily net assets during the preceding month. The Investment Manager may waive all or a portion of its fees provided for hereunder and such waiver shall be treated as a reduction in purchase price of its services. The Investment Manager shall be contractually bound hereunder by the terms of any publicly announced waiver of its fee, or any limitation of the Fund's expenses, as if such waiver or limitation were fully set forth herein.
                  If the total expenses of the Fund (including the fee to the Investment Manager) in any fiscal year of the Fund exceed any expense limitation imposed by applicable State law, the Investment Manager shall reimburse the Fund for such excess in the manner and to the extent required by applicable State law.
                  The term "total expenses," as used in this paragraph, does not include interest, taxes, litigation expenses, brokerage commissions or other costs of acquiring or disposing of any of the Fund's portfolio securities or any costs or expenses incurred or arising other than in the ordinary and necessary course of the Fund's business.
                  (5) This Contract shall continue in effect until December 31, 1996. If not sooner terminated, this Contract shall continue in effect for successive periods of 12 months each thereafter, provided that each such continuance shall be specifically approved annually by the vote of a majority of the Trust's Board of Trustees who are not parties to this Contract or interested persons (as such term is defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (a) either the vote of a majority of the outstanding voting securities of the Fund, or (b) a majority of the Trust's Board of Trustees as a whole.
                  (6) Notwithstanding the foregoing, this Contract may be terminated at any time by the Fund, without the payment of any penalty, upon vote of a majority of the Trust's Board of Trustees or a majority of the outstanding voting securities of the Fund, or by the Investment Manager, on sixty (60) days' written notice to the other party.
                  (7) This Contract shall automatically and immediately terminate in the event of its assignment (as such term is defined in the 1940
Act).
                  (8)  In  the  event  this  Contract  is  terminated   and  the
Investment Manager no longer acts as Investment Manager to the Fund, the Investment Manager reserves the right to withdraw from the Fund the use of the name "Templeton" or any name misleadingly implying a continuing relationship between the Fund and the Investment Manager or any of its affiliates.
                  (9) The Fund may purchase and/or sell securities which are also purchased or sold by the Investment Manager or its owners or their affiliates or other investment advisory clients of theirs.
                  (10) The Investment Manager may rely on the information reasonably believed by it to be accurate and reliable. Except as may otherwise be provided by the 1940 Act, neither the Investment Manager nor its officers, directors, employees or agents shall be subject to any liability to the Fund or any Shareholder of the Fund for any error of judgment, mistake of law or any loss arising out of any investment or other act or omission in the course of, connected with or arising out of any service to be rendered hereunder, except by reason of willful misfeasance, bad faith or gross negligence in the performance of the Investment Manager's duties or by reason of reckless disregard of the Investment Manager's obligations and duties under this Contract.
                  (11) It is understood that the services of the Investment Manager are not deemed to be exclusive, and nothing in this Contract shall prevent the Investment Manager, or any affiliate thereof, from providing similar services to other investment companies and other clients (whether or not their investment objectives and policies are similar to those of the Fund) or from engaging in other activities. When other clients of the Investment Manager desire to purchase or sell a security at the same time such security is purchased or sold for the Fund, it is understood that such purchases and sales will be made in a manner designed to be fair to all parties.
                  (12) This Contract shall be construed in accordance with the laws of the State of Florida, provided that nothing herein shall be construed as being inconsistent with applicable Federal and state securities laws and any rules, regulations and orders thereunder.
                  (13) If any provision of this Contract shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Contract shall not be affected thereby and, to this extent, the provisions of this Contract shall be deemed to be severable.
                  (14) Nothing herein shall be construed as constituting the Investment Manager an agent of the Fund or Trust.
                  (15) It is understood and expressly stipulated that neither the holders of shares of the Fund nor any Trustee, officer, agent or employee of the Trust shall be personally liable hereunder, nor shall any resort be had to other private property for the satisfaction of any claim or obligation hereunder, but the Trust only shall be liable.
                  IN WITNESS WHEREOF, the parties hereto have cuased this Agreement to be duly executed by their duly authorized officers and their respective corporate seals to be hereunto duly affixed and attested.

                                             TEMPLETON INCOME TRUST
                                              on behalf of Templeton Money Fund



                                               By:/s/THOMAS M. MISTELE
                                                  Thomas M. Mistele
                                                    Secretary


                                              TEMPLETON INVESTMENT COUNSEL, INC.


                                               By:/s/DONALD F. REED
                                                  Donald F. Reed
                                                   President